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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of CRIIMI MAE Inc. for the registration of $200,000,000 of debt securities, preferred stock, warrants, and common stock and to the incorporation by reference therein of our report dated March 26, 2003 (except for Note 20, as to which the date is January 23, 2004), with respect to the 2002 consolidated financial statements of CRIIMI MAE Inc. included in its Current Report on Form 8-K dated January 23, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
January 27, 2004

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Exhibit 23.1